Exhibit 4.9

SHARE PURCHASE AGREEMENT

To:          The Person listed on the Counterpart
Signature Page hereof (the “Seller”)

Re:          Purchase of shares post-dividend common stock that are “free-trading” (the “Common Stock”) of Two Moons Kachinas Corp., a Nevada corporation (“Two Moons”), pursuant to this Share Purchase Agreement (the “Agreement”)

To Whom it May Concern:

The undersigned (the “Buyer”) offers to purchase Common Stock of Two Moons from you (the “Seller”) as follows, to-wit:

RECITALS:

WHEREAS, the Buyer (as defined herein), along with certain other persons, is acquiring Common Stock of Two Moons from certain current stockholders of Two Moons (respectively, the “Change in Control Buyers” and the “Change in Control Transaction”); and

WHEREAS, the list of Change in Control Buyers is attached hereto as Exhibit A and incorporated herein by reference; and

WHEREAS, the Buyers that are participating in the Change in Control Transaction have identified a potential reorganization, merger or acquisition for Two Moons with Advanced Cell Technology, Inc., a Delaware corporation (“ACT”), that is intended to be completed at or about the same time as the Change in Control Transaction, which may or may not be beneficial to Two Moons and its stockholders (the “Reorganization Transaction”); and

WHEREAS, a dividend of 8.3 shares of Common Stock of Two Moons has been effected prior to the completion of this Agreement (the “Dividend”), and it is contemplated that the Seller will sell and the Buyer will purchase post-dividend Common Stock of Two Moons; and

WHEREAS, the Seller and the Buyers agree that the closing of this Agreement shall be subject to the closing of the Reorganization Transaction on or before January 18, 2005, or this Agreement will be void;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

A.            The Seller is the owner of the shares of Common Stock of Two Moons indicated on the Counterpart Signature Page that the Seller wishes to sell to the Buyer at an aggregate purchase price as indicated on the Counterpart Signature Page, and that the Buyer wishes to purchase from the Seller at an aggregate purchase price as indicated on the Counterpart Signature Page.

B.            Two Moons is a publicly-held company, having previously and lawfully offered and sold a portion of its securities in accordance with applicable federal and state securities laws, rules and regulations. Two Moons files reports with the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Seller and the Buyer have been provided with access to all reports of Two Moons via the EDGAR system of the Securities and Exchange Commission that have been filed by or with respect to Two Moons during the past 12 months and longer.

C.            The Seller and the Buyer are aware of all material information respecting the past, present and proposed business operations of Two Moons, its management, financial position or otherwise; that there is no current “established trading market” for the Common Stock of Two Moons which Common Stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the “NASD”) under the symbol “TWMK,” and that it is uncertain at this time whether there will be any future market for the Common Stock of Two Moons; and that the purchase price being paid for the Two Moons Common Stock bears no relationship to assets, book value or other established criteria of value.

D.            The Seller and the Buyer are also aware of the potential reorganization, merger or acquisition by Two Moons of ACT, as referenced in these Recitals above and as more particularly described in the Disclosure Letter that is attached hereto as Exhibit B and incorporated herein by reference;

E.             The Buyer represents and warrants the following as an additional inducement for the offer outlined in this Agreement to purchase the Common Stock of the Seller covered by this Agreement, to-wit:

(i)         The Buyer is not relying on any representation or warranty of the Seller whatsoever, except those representations and warranties contained in this Agreement;

(ii)        The Buyer has conducted the Buyer’s own investigation of the risks and merits of an investment in Two Moons, and to the extent desired, including, but not limited to a review of Two Moons’ books and records, financial and otherwise, its annual, quarterly and current reports and any registration statements contained in the Edgar Archives of the Securities and Exchange Commission, and has had the opportunity, to the extent that the Buyer deemed reasonable or necessary, to discuss this documentation with the directors and executive officers of Two Moons; to ask questions of these directors and executive officers; and that to the extent requested, all such questions have been answered satisfactorily;

(iii)       The Buyer is an “accredited investor” as that term is known or defined under applicable United States securities laws, rules and regulations, and/or is fully capable of evaluating the risks and merits associated with

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the execution of this Agreement and the purchase of this Common Stock hereunder, without qualification;

(iv)       The Buyer has full power and authority to execute and deliver this Agreement, without qualification;

(v)        The Buyer is purchasing the Common Stock for Buyer’s account only, and not for the account of or in concert with any other person or entity, and except as otherwise set forth immediately below, there are no affiliations, arrangements, understandings or agreements, written or oral, respecting the subsequent resale of any of the Common Stock with any person or any of the other Change in Control Buyers except:

(vi)       The Buyer will fully comply with all provisions of United States and state securities laws, rules and regulations in the resale of any of the Common Stock acquired hereunder, and will timely make all required filings regarding beneficial ownership of the Common Stock with the Securities and Exchange Commission, as may be applicable;

(vii)      The Buyer is aware of the so-called “ Wulff Letter” that is attached hereto as Exhibit C and incorporated herein by reference, and understands that if the Securities and Exchange Commission takes the position in the future that the Common Stock being purchased hereunder is subject to resale under the Wulff Letter, that the Buyer may be required to have the resale of such Common Stock registered with the Securities and Exchange Commission prior to resale.

(viii)     Buyer is not an “affiliate” or an “associate” as those terms are defined under applicable United States securities laws, rules and regulations of Two Moons or ACT except:

(ix)       Buyer (and its principals, if an entity) has not: (a) been party to any adverse proceeding brought by the Securities and Exchange Commission or any similar state agency; (b) any material criminal proceeding regarding the purchase or sale of securities or other crimes, excluding only misdemeanor crimes; or (c) filed bankruptcy proceedings within the past five years, except:

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(x)        The Buyer understands that the resale of the Common Stock being purchased hereunder is subject to the Lock-Up/Leak-Out Agreement that is attached hereto as Exhibit D and incorporated herein by reference, and that the Buyer must execute and deliver such Lock-Up/Leak-Out Agreement as a condition to the closing of this Agreement;

(xi)       The Buyer is able to pay Buyer’s debts as they become due, and the Buyer (a) is not currently insolvent; (b) has made no general or other assignment for the benefit of creditors; and (c) is not party to any material proceeding that would have an adverse effect on Buyer’s assets;

(xii)      The funds that the Buyer is utilizing to purchase the Common Stock being acquired hereunder are lawful funds of the Buyer that were earned or acquired by or paid to the Buyer for lawful purposes;

(xiii)     The Buyer agrees and understands that the amount being paid by the Buyer as outlined in Exhibit A may be more or less than other Change in Control Buyers as indicated in Exhibit A and that a portion of such amount may directly or indirectly benefit other Change in Control Buyers and/or will be utilized to pay expenses that are outlined in Exhibit B.

Accordingly, the parties hereto (subject to the Seller’s acceptance hereof) agree as follows:

A.            The Buyer hereby offers to purchase from the Seller the shares of Common Stock of Two Moons as indicated on the Counterpart Signature Page, free and clear of any liens, encumbrances and/or other restrictions whatsoever, other than those outlined herein or in any attachment hereto, and the Seller agrees to sell to the Buyer the shares of Common Stock of Two Moons owned by the Seller as indicated on the Counterpart Signature Page, free and clear of any such liens, encumbrances and/or restrictions whatsoever, other than those outlined herein or in any attachment hereto.

B.            The purchase price of the Common Stock shall be as indicated on the Counterpart Signature Page, payable on payment and delivery of the Common Stock by the Seller to the Buyer for purchase and sale under this Agreement.

1.             Certificates representing the Common Stock shall be delivered to the Buyer in exchange for payment by the Buyer to the Seller of the amounts required herein, by check drawn on the Trust Account of Branden T. Burningham, Esq. from funds to be deposited by the Buyer for the purchase and sale of the Common Stock, which payment shall be subject to the transfer of the Common Stock into the Buyer’s name and delivery of the stock certificate or

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certificates representing the Common Stock to the Buyer by Federal Express, priority delivery, which stock certificate shall bear no restriction or notation except those resale conditions of the Lock-Up/Leak-Out Agreement.

2.             By acceptance of this offer, the Seller hereby covenants and warrants:

(i)            That the Seller has the right to sell, transfer, convey and assign the Common Stock, without qualification; and

(ii)           That the Seller has done no act to encumber the Common Stock;

C.            The Seller and the Buyer agree that any action based upon this Agreement or any of the matters covered hereby shall be brought only in the federal and state courts situated in the State of Utah, and that the non-defaulting party in any such action shall be entitled to recover reasonable attorney’s fees and costs.

D.            The Buyer and the Seller agree that the Escrow Agent shall not be liable to either for any actions taken in good faith, based upon this Agreement and the respective instructions of the Buyer and the Seller; and that in the event of any actual or perceived dispute regarding the duties of the Escrow Agent hereunder of the instructions of the Buyer and the Seller respecting this Agreement or the purchase of the Common Stock hereunder, that the Escrow Agent may interplead the Common Stock into a civil action brought in the federal and state courts situated in the State of Utah, and that the Escrow Agent shall be entitled to recover reasonable attorney’s fees and costs incurred in any such action, from the Buyer and the Seller, jointly and severally, which such fees and costs shall be a first lien on the Common Stock, in such event.

BUYER:

Dated:	By:
(Signature)

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ADDENDUM TO
SHARE PURCHASE AGREEMENT

Re:          Purchase of shares of post-dividend common stock that are “free-trading” (the “Common Stock”) of Two Moons Kachinas Corp., now known as A.C.T. Holdings, Inc., a Nevada corporation (“ACT”), pursuant to a Share Purchase Agreement (the “Agreement”)

To Whom it May Concern:

RECITALS:

WHEREAS, the undersigned Buyer, along with certain other persons, is acquiring Common Stock of ACT from certain current stockholders of ACT (respectively, the “Change in Control Buyers” and the “Change in Control Transaction”); and

WHEREAS, the Buyers that are participating in the Change in Control Transaction have identified a potential reorganization, merger or acquisition for ACT with Advanced Cell Technology, Inc., a Delaware corporation, that was intended to be completed at or about the same time as the Change in Control Transaction (the “Reorganization Transaction”); and

WHEREAS, the Seller and the Buyers agreed that the closing of the Agreement would be subject to the closing of the Reorganization Transaction and would take place on or before January 18, 2005, or this Agreement would be void; and

WHEREAS, the closing date of the Reorganization Transaction has been extended; and

WHEREAS, the undersigned, for their mutual benefit, desire to extend the January 18, 2005, date now set forth in the Agreement to January 31, 2005;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.             The Seller and the Buyer to this Agreement hereby agree to extend the date on which this Agreement and the Reorganization Transaction shall be completed to January 31, 2005; and

2.             All other terms and conditions of the Agreement shall remain in full force and effect, including, but not limited to the Lock-Up/Leak-Out Agreement(s) that comprised an integral part of the Agreement.

BUYER:

Dated:
(Signature)

EXHIBIT B

DISCLOSURE LETTER

December 31, 2004

TO WHOM IT MAY CONCERN:

Re:                          Opportunity whereby Two Moons Kachinas Corp., a Nevada corporation (the “Company,” now named A. C. T. Holdings, Inc.” effective December 31, 2004), will acquire 100% of a “start-up” company that is presently a “going concern” (the “Reorganization Transaction”) that is conditioned upon a certain number of stockholders of the Company agreeing to sell a substantial interest in the Company (the “Selling Stockholders”) to certain purchasers, some of whom were responsible for providing this opportunity to the Company (respectively, the “Change in Control Transaction” the “Change in Control Buyers” )

Dear Selling Stockholder:

The following information is being presented for your consideration as a potential Selling Stockholder of the Company:

The Change in Control Buyers have delivered a verbal proposal to the Company through their legal counsel indicating a desire to acquire a substantial interest in the Company as a condition to presenting the Company with an opportunity to acquire Advanced Cell Technology, Inc., a Delaware corporation (“ACT”). ACT is a biotechnology company in the emerging field of regenerative medicine. ACT’s current private placement memorandum is dated as of November 10, 2004, and was amended on December 24, 2004, (“ACT PPM”).  A copy of the ACT PPM is available for your prior review in considering whether to participate as a Selling Stockholder. The closing of the Reorganization Transaction is a condition to the closing of the Share Purchase Agreements that will be required to be executed by all Selling Stockholders.

This is not a solicitation to purchase any or your shares of common stock, which, if made, will come from the Change in Control Buyers in the form of a Share Purchase Agreement and related attachments; and you have no obligation to sell any of your shares to anyone. This information is given by us to the best of our knowledge and information only.

You should examine the annual and current reports of the Company on file with the Securities and Exchange Commission in its Edgar Archives at www.sec.gov prior to making any decision to become a Selling Stockholder as defined herein.

The proposal required the Company to effect an 8.3 for one forward split of its 660,300 outstanding shares that resulted in 4,980,490 shares being now outstanding. The Change in Control Buyers’ have indicated that they must be able to acquire not less than about 4,980,000 of the post-split shares, more or less, before they will present the ACT reorganization to the Company or approximately 90% of the outstanding voting securities of the Company.

The Change in Control Buyers are agreeable to pay an aggregate of $435,000 for such shares, with some paying more than others and some providing services. See the Change in Control Buyers list that is Exhibit A to the Share Purchase Agreements. It is proposed that any of the Selling Stockholders who paid $1.00 for their pre-split shares on the Company’s initial public offering (“IPO”) be paid $0.12 for every post-split share that they sell; and that they keep a portion of their shares that will be increased by the 8.3 for one forward split that has already been effected. The Buyers will get the forward split dividend of 8.3 shares on all shares that they purchase. Owners of approximately 70,000 pre-split shares (or 581,000 post-split shares) of the common stock sold on the Company’s IPO will be required to sell shares to the Change in Control Buyers to satisfy the condition of acquiring the number of shares sought to be purchased by the Change in Control Buyers. Certain principal stockholders of the Company have tentatively agreed to sell shares of their common stock to meet this proposal at their cost basis in their shares, even though there is a nominal bid price of $1.00 pre-split or $0.12 post-split for the common stock of the Company on the OTC Bulletin Board, as outlined below, as follows: David C. Merrell, our current President and sole director and executive officer who purchased 250,000 pre-split shares for $12,500 or $0.05 per pre-split share prior to the IPO may be willing to sell up to 232,139 pre-split shares (or 1,926,667 post-split shares) at his purchase price of $0.05 per pre-split share (or $0.006024 per post-split shares) or an aggregate of $11,606.24 (what shares he retains will be subject to the Lock-Up/Leak-Out Agreement that is discussed below [he would be retaining approximately 17,861 pre-split shares or 148,246 post-split shares); R. Kip Paul, a founder of the Company, and his family members, who purchased 250,000 pre-split shares for $12,500 or $0.05 per pre-split share prior to the Company’s IPO may be willing to sell up to 246,988 pre-split shares (or 2,050,000 post-split shares) at their purchase price of $0.05 per pre-split share (or $0.006024 per post-split shares) for aggregate gross proceeds of $12,350 (they would be retaining an aggregate of 3,000 pre-split shares or approximately 25,000 post-split shares that would also be subject to the Lock-Up/Leak-Out Agreement that is discussed below; Leonard W. Burningham, Esq. our legal counsel, who was issued pre-split shares of our common stock for services valued at $0.25 per pre-split share, may be willing to sell 33,089 pre-split shares (or 274,640 post-split shares) at his cost of $0.25 per pre-split share (or $0.030127 per post-split share) for aggregate gross proceeds of $8,274.08, and three of his employees and one of his sons to whom he gave some of these shares will sell an aggregate of 9,537 of such pre-split shares (or 79,155 post-split shares) for the $0.25 pre-split figure (or $0.030127 per post-split share) for aggregate gross proceeds of $2,384.70 (these shareholders would be retaining an aggregate of approximately 4,863 pre-split shares or 40,365 post-split shares); and Mark Johnson who also received pre-split shares for services valued at $0.25 per share may be willing to sell the entire 9,000 pre-split shares (74,700 post-split shares) he received for $0.25 per pre-split share (or $0.030127 per post-split share) for $2,250.49.  Assuming that all of these shareholders agree to sell their respective shares as outlined above, that would amount to an aggregate of $106,585.51. There is also a finder’s fee of $35,000 due to a non-affiliated party, payable by Mr. Merrell, bringing the total of expended funds to $141,585.50, and leaving a balance of the $435,000 of $293,414.49. The finder will also be purchasing 25,000 of the shares of Selling Stockholders too for nominal consideration.

David C. Merrell will be required to deliver to the Buyers, the Company and ACT his agreement to pay and indemnify and hold the Company harmless from and against all future claims and outstanding liabilities of the Company that arose prior to closing, including all costs and expenses incurred in connection with the closing of the Change in Control Transaction and the filing of the Company’s most recent 10-QSB Quarterly Report. Those costs and expenses are estimated at approximately $60,000, leaving a balance of approximately $233,414,49. Of this sum, Mr. Merrell has agreed to pay Mr. Burningham approximately $70,024.34 or approximately 30% of the net amount to be paid to Mr. Merrell, which is in addition to Mr. Burningham’s legal fees. That would leave Mr. Merrell receiving a net fee of approximately $163,390.15 for his exposure on his agreement of indemnification, along with the conveyance of the Company’s current inventory of Kachina Dolls valued at approximately $50,500. Mr. Merrell has taken no salary for managing the Company since its inception on May 19, 2000. Mr. Merrell and Mr. Burningham may allocate these additional funds for the sale of their respective shares of common stock or expenses, for accounting purposes, as the Change in Control Buyers are each paying differing prices for their respective shares of common stock, and in some cases, services, and all of such consideration is being allocated as indicated herein, based upon agreement of the Change in Control Buyers and Mr. Merrell.

Certain warrants of the Company are required to be issued prior to closing, also; see the Change in Control Buyers list that is Exhibit A to the Share Purchase Agreement for a description of these warrants. None are being issued to anyone affiliated with the Company.

If the ACT reorganization is completed, ACT stockholders will be issued between approximately 17,736,175 shares of the Company’s post-split outstanding common stock, assuming the sale of all units of ACT in the offering outlined in the ACT PPM. ACT is required to raise certain minimum proceeds to close the Reorganization Transaction, amounting to not less than $3,000,000; ACT presently has in excess of $4,500,000 in subscriptions under the ACT PPM. You can review a copy of the Merger Agreement respecting the Reorganization Transaction prior to determining whether you will participate as a Selling Stockholder, which is available on request.

There is a current limited market for the common stock of the Company on the OTC Bulletin Board under the symbol of TMOO, of $1.00 per each pre-split share or $0.12 per each post-split shares (TWMK is the post-split trading symbol). The price is essentially the same, regardless of whether the computation is post or pre-split, when times by the number of shares represented. 1,000 pre-split shares at $1,000 equals $1,000; and 1,000 shares times 8.3 equals 8,300 post-split shares times $0.12 equals $996.

For the nine months ended September 30, 2004, the Company had revenues from operations of $2,500, with $2,000 in cost of goods sold for a gross profit of $500. It had $0 revenues from operations in the nine months ended September 30, 2003. Its general and administrative expenses for the nine months ended September 30, 2004 and 2003, were $18,185 and $26,777, respectively, which resulted in a loss from operations of ($17,685) and ($26,741), respectively. For the nine months ended September 30, 2004 and 2003, it had interest income of $18 and $36 and a net loss of ($17,667) and ($26,741), respectively.

Please review the Company’s filings in the Edgar Archives, or if you do not have Internet access, copies of the reports and/or registration statements filed during the past 12 months will be provided to you at no cost.

We have conducted “due diligence” on the Change in Control Buyers and ACT, and have had our questions satisfactorily answered; however, we are not responsible for the accuracy of any of the ACT information.

The closing of the Share Purchase Agreements require that unless the Reorganization Transaction closes by January 18, 2005, any Share Purchase Agreements that have been executed will be void; and all warrants issued as outlined in the Change in Control Buyers list will be repurchased for their $10,000 purchase price.

The following are the terms and provisions that the Company has agreed upon and upon which the proposal was subject as conditions of the Change in Control Transaction and the Reorganization Transaction:

1.             That the Selling Stockholders be provided with a Disclosure Letter in substantially this form.

2.             That David C. Merrell and Leonard W. Burningham, Esq. execute and deliver the Lock-Up/Leak-Out Agreement that shall cover all shares of common stock of the Company that they retain following the Change in Control Transaction, which Lock-Up/Leak-Out Agreement that will limit them to resales of 1/12 of their respective shares per month for the 12 consecutive months from the closing of the Change in Control Transaction, among other conditions;

3.             That the Change in Control Buyers execute and deliver the Lock-Up/Leak-Out Agreement that shall cover all shares of common stock purchased by them in the Change in Control Transaction that will limit them to resales of 1/12 of their respective shares per month for the 12 consecutive months from the filing of the 8-K12g-3 Current Report for successor issuers from the closing of the Reorganization Transaction (a copy of that Lock-Up/Leak-Out Agreement will be attached to the Share Purchase

Agreements to cover any shares being sold by the Selling Stockholders), among other conditions;

4.             That there be a “quiet period” for at least ninety (90) days from the date of the closing of the Reorganization Transaction that would limit public press releases to the type of information that a company in the registration process with the United States Securities and Exchange Commission can disseminate so that promotional types of releases are avoided during that period; and

5              That the Reorganization Transaction will have these terms in the requisite documents.

Copies of all of these documents are available for your prior review on request.

If you have any questions or would like to review the ACT PPM or any of these other documents or if you would like to know the minimum funding that ACT must have to close the Reorganization Transaction, please contact me at 801-942-0555 or Leonard W. Burningham, Esq. at 801-363-7411.

A.C.T. Holdings, Inc.,
Formerly, Two Moons Kachinas, Inc.

David C. Merrell, President

EXHIBIT “C”

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

January 21, 2000

Mr. Ken Worm

Assistant Director

OTC Compliance Unit

NASD Regulation, Inc.

9513 Key West Avenue

Rockville, MD 20850

Re:    NASD Regulation, Inc.

Incoming letter dated November 1, 1999

Dear Mr. Worm:

You have raised a question regarding the “free trading” status(1) of securities initially issued by so-called blank check companies in a number of factual scenarios.

A blank check company is a development stage company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person.  In 1990, the U. S. Congress found that offerings by these kinds of issuers were common vehicles for fraud and manipulation in the market for penny stocks which undermines investor confidence and inhibits legitimate capital formation by small issuers and other companies.(2) The Commission has adopted several rules, as Congress directed, to deter fraud in connection with registered offerings by blank check companies.(3)  The Commission has also excluded blank check companies from eligibility for several exemptions from Securities Act registration requirements.(4)

Each of your scenarios suggests the availability of Rule 144 or Section 4(1) of the Securities Act following the lapse of some period of time following the issuance of shares in the

(1)           Because the Securities Act of 1933 establishes the requirement to register securities for sale, subject to a series of exemptions, the concept of freely tradable securities is not a technically accurate one.  In common parlance, the term is used to describe securities subject to the exemption provided by section 4(1) when it is available because no issuer underwriter or dealer is engaged in the transaction.

(2)           Securities Enforcement Remedies and Penny Stock Reform Act of 1990, S. 647, Pub. L. 101-429, See H. R. Rep. No/ 101-617; 101 Cong., 2d Sess. at 23.

(3)           Rule 419 under the Securities Act of 1933 and Rule 15g-8 under the Securities Exchange Act of 1934

(4)           See e.g., Rule 504 under Regulation D and Regulation A.

blank check company regardless of whether a merger has occurred.  In a number of cases, promoters of these issues appear to be in the business of creating blank check companies, then gifting or selling the securities of the companies without registration, either directly or through intermediaries.

Section 4(1) exempts transactions not involving issuers, underwriters or dealers.  The availability of the exemption depends upon the facts and circumstances of each particular situation, which the staff generally is not in a position to determine.  Nonetheless, transactions in blank check company securities by their promoters or affiliates, especially where they control or controlled the “float” of the “freely tradable” securities, are not the kind of ordinary trading transactions between individual investors of securities already issued that Section 4(1) was designed to exempt.(5)

Furthermore, as the Commission has indicated, purchasers who are mere conducts for a wider distribution of the securities are “underwriters.” When they do sell, these purchasers assume the risk of possible violation of the registration requirements of the Securities Act and consequent civil liabilities.  Persons engaged in the business of buying and selling securities who function in this capacity are subject to careful scrutiny.(6)

It is our view that, both before and after the business combination or transaction with an operating entity or other person, the promoters or affiliates of blank check companies, as well as their transferees, are “underwriters” of the securities issued. Accordingly, we are also of the view that the securities involved can only be resold through registration under the Securities Act.(7)  Similarly, Rule 144 would not be available for resale transactions in this situation, regardless of technical compliance with that rule, because these resale transactions appear to be designed to distribute or redistribute securities to the public without compliance with the registration requirements of the Securities Act.(8)

(5)           SEC v. Cavanagh. 1 F. Supp. 3d 337 (S.D.N.Y 1998).

(6)           Release No. 33-4552 (Nov. 6, 1962).

(7)           This view is analogous to the one the Commission has expressed with respect to business combinations under Rule 145 where affiliates of parties to the transaction are viewed to be “underwriters.” Further, the nature of these types of resale transactions are closely analogous to shares from an unsold allotment held by professional underwriters.  Generally, these securities are only resaleable through registration.  Shares purchased by non-affiliates in a registered transaction such as one offered in compliance with Rule 419, however, would not be subject to this restriction.

(8)           Release No. 33-5223 (Jan. 11, 1972).

In view of the objectives and policies underlying the Act, the rule shall not be available to any individual or entity with respect to any transaction which, although in technical compliance with the provisions of the rule, is part of a plan by such individual or entity to distribute or redistribute securities to the public.  In such case, registration is required.

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Each of your scenarios illustrates what we believe to be a scheme to evade the registration requirements of the Securities Act.  Consequently, it is our view that the resale of the shares in scenarios 1 through 7 would require registration.

In addition, with regard to scenario 6, we are of the view that Rule 701 is not available for issuances to companies or entitles, but only to individuals.  In view of the business of a blank check company which generally has few or no employees, it seems unlikely that reliance upon this exemption would be appropriate.  It is our view that Rule 701 would generally not be available to blank check companies for issuing shares to their consultants or advisors.

Moreover, we have been advised by staff of the Division of Market Regulation that Rules 101 and 102 of Regulation M(9) impose restrictions on issuers, selling shareholders and distribution participants when they effect transactions in securities that are part of a distribution.  Generally, a distribution exists when a sufficient magnitude of shares is being sold and special selling efforts are employed to sell these shares.  If a distribution exists, the persons involved in the distribution are prohibited from bidding for or purchasing the securities in distribution.  The rule covers persons selling securities, their affiliates, and others participating in the distribution.  Persons selling in the manner described in your letter should carefully analyze the facts surrounding the sales to determine whether the security being sold is in distribution for purposes of Regulation M.  This analysis should specifically consider the actions taken by any persons assisting with the transactions.  In particular, selling through a market maker into an illiquid market raises heightened concerns regarding compliance with Regulation M.(10)

Because these positions are based upon representations made in your letter, any different facts or conditions might require a different conclusion.

Sincerely,

/s/ Richard K. Wulff
Richard K. Wulff, Chief
Office of Small Business

(9)           17 CFR 242.101 - 102.

(10)         See Release No. 34-38067 (Dec. 20. 1996).

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November 1, 1999

Richard K. Wulff

Assistant Director

Office of Small Business

Division of Corporation Finance

450 5th Street, N.W.

Washington, D.C. 20549

Re:   Tradeability of Securities Distributed by Means Other than Public Offerings

Dear Mr. Wulff:

The purpose of this letter is to request the guidance of the Division of Corporation Finance (“Division”) as to whether certain specific factual scenarios present potential violations of Section 5 of the Securities Act of 1933 (“Securities Act”).  The Market Regulation Department’s OTC Compliance Unit (“Unit”) reviews Form 211 filings submitted by potential market makers to determine whether they are in compliance with SEC 15c2-11 and NASD Rule 6740 before they are cleared to initiate or resume quotation of a non-Nasdaq security in any quotation medium.  During the course of those reviews, the staff has been presented with certain factual scenarios that, based on the nature of the initial security distribution of blank check shell company issuers, either the initial distribution or the redistribution of the shares in the aftermarket may constitute violations of Section 5 of the Securities Act.  Set forth below are various scenarios that the Unit has encountered, or feels that it may encounter, while reviewing Form 211 fillings.  The staff requests that the Division provide its opinion on the following scenarios with respect to potential violations of the securities rules:

1.             As a gift the issuer transferred a nominal amount of its shares (less than 10% of the total float) to between 20 and 50 individuals under Section 4(2) of the Securities Act.  After the gift recipients have held their shares for two years, a broker/dealer submits a Form 211 citing the gifted shares as the only free-trading securities.  The application does not disclose whether the recipients are sophisticated investors, although the individual who controls the issuer frequently has gifted shares of other companies to the same individuals on other occasions.

2.             The issuer transferred a significant amount of its shares to one individual under Section 4(2) of the Securities Act.  Then that individual in turn gifts a nominal amount of the shares to between 20 and 50 individuals.  After the gift recipients have held their shares for two years, a broker/dealer submits a Form 211 citing the gifted shares as the only free-trading securities.  The application does not disclose whether the recipients are sophisticated investors, although the individual who gifted the shares frequently has gifted shares of other companies to the same individuals on other occasions.

3.             The issuer transferred a significant amount of its shares to one individual under Section 4(2) of the Securities Act.  That individual holds the shares for two years and then in turn gifts a nominal amount of the shares to between 20 and 50 individuals.  After the gift recipients have held their shares a few months, a broker/dealer submits a Form 211 citing the gifted shares as the only free-trading securities.  The application does not disclose whether the recipients are sophisticated investors, although the individual who gifted the shares frequently has gifted shares of other companies to the same individuals on other occasions.

4.             A small number of shareholders (less than ten) hold all of the free-trading shares.  A broker/dealer submits a Form 211 indicating that the concentration of ownership in the hands of so few shareholders will not result in an ongoing distribution because it expects the market for the security to develop slowly.

5.             A small number of shareholders (less than ten) control nearly all (more than 90%) of the free trading shares in the issuer.  The remaining nominal amount of free-trading shares (less than 10%) are widely dispersed among a larger number of shareholders (50 or more individuals).  A broker/dealer submits a Form 211 indicating that the concentration of ownership in the hands of so few shareholders will not result in an ongoing distribution because it expects the market for the security to develop slowly and considers the number of total shareholders to be determinative.

6.             An issuer controlled by one individual issued shares to another company controlled by the same individual pursuant to SEC Rule 701.  The issuer filed a Form 10 with the SEC that became effective by default.  The second company then sells all its shares in the issuer through a brokerage firm.  A second broker/dealer submits a Form 211 indicating that the shares sold through the first broker/dealer are all free-trading securities.

7.             A reporting shell company merged with a private company and the former controlling shareholder of the reporting shell company sold his shares to numerous individuals more than three months after he ceased to be an affiliate of the post-merger company.  A market maker submits a Form 211 citing the post-merger shares sold by the former control person as the only free-trading shares.

Thank you for your attention to this matter.  We look forward to receiving the Division’s guidance on whether any of these scenarios are of regulatory concern to the Division.  If you have any questions, please do not hesitate to contact me at (301) 978-2097.

Sincerely,

/s/ Ken Worm
Ken Worm
Assistant Director
OTC Compliance Unit